Exhibit 1.A.(5)(h)

                       Disability Waiver and Income Rider

                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
                               ( A STOCK COMPANY)

                      Home Office: Los Angeles, California
                   Administrative Office: Clearwater, Florida

                       DISABILITY WAIVER AND INCOME RIDER

================================================================================

IN THIS RIDER, the Insured is named on Page 4 of the Policy. The Insured will be referred to as YOU or YOUR. Transamerica Occidental Life Insurance Company will be referred to as WE, OUR or US.

================================================================================

BENEFIT We will waive the monthly deductions for this Policy and pay the Monthly Income shown on Page 4 of the Policy to the Owner when we receive due proof that Your total disability has existed continuously for at least six months, as provided in this Rider. No benefit will be provided which falls due:

                                 1. more than one year prior to receipt at our Office of written notice of claim; or
                                 2.      after recovery from disability; or
                                 3.      after the termination of this Rider.

                                 In no event will any Monthly Income continue after a total of 120 income payments have been made. Such payments need not be made consecutively and may result from more than one period of disability.

TOTAL DISABILITY                 Total disability means Your inability, because
                                 of bodily injury or disease, to engage in any gainful occupation for which You are qualified by education, training or experience. Such bodily injury must occur or disease must first manifest itself after the effective date of this Rider.

                                 We will also recognize as total disability Your complete and irrecoverable loss of any one of the following:

                                 1.       sight of both eyes; or
                                 2.       use of both hands or both feet; or
                                 3.       use of one hand and one foot.

RISKS NOT COVERED                We will not provide any benefits if Your total
                                 disability results from:

                                 1.     intentionally self-inflicted bodily
                                        injury; or
                                 2. service in the military or naval forces of any country when such country is engaged in war, whether declared or not; or
                                 3. bodily injury sustained while in or on, or in consequence of having been in or on any device for aerial navigation. This restriction does not apply while actually riding as a fare-paying passenger in an aircraft operated on regular schedule by an incorporated passenger carrier over its established air route.

CONSIDERATION                    This Rider Is issued in consideration of:

                                 1.       the application for this Rider; and
                                 2.       the payment of the Initial Premium.

INCONTESTABILITY                 This Rider is contestable during the entire
                                 period of time that the Rider remains In Force.

NOTICE OF CLAIM Before we provide any benefits, we must receive written notice of claim at our Office. Notice must be received by Us while total disability continues and while You are still alive, or as soon as reasonably possible.

PROOF OF DISABILITY              Before we provide any benefits, we must receive
                                 proof that Your total disability has existed continuously for at least six months.

                                 We may require proof at reasonable intervals that total disability continues. After total disability has continued for two consecutive years we will not require such proof more than once a year. We may require Your physical examination at our expense by a physician of our choice as part of any proof of total disability. We will not provide any further benefits if proof is not furnished as required.

RECOVERY FROM DISABILITY         If and when You recover from total disability,
                                 no further benefits will be provided for that period of disability.

TERMINATION                      This Rider will terminate on the earliest of:

                                 1.       the Anniversary nearest Your 60th
                                          birthday, except in respect to
                                          benefits accruing during the
                                          continuance of any then existing total
                                          disability of which we received due
                                          proof of as set forth above; or
                                 2. In respect to benefits accruing during the continuance of an existing total disability after the Anniversary nearest Your 60th birthday, the date of Your recovery from disability; or
                                 3.       the date this Policy terminates; or
                                 4. the Monthiversary on which this Rider is terminated on written request by the Owner.

GENERAL This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no cash value. The monthly deductions for this Rider, for the first policy month, are shown on Page 4 of the Policy.

                                 Monthly deductions after the first policy month, for the benefit providing the waiver of monthly deductions for this Policy, will equal the Waiver Factor shown on Page 4 times the number of units at risk at the beginning of each month for each coverage in force. The number of units at risk for the Policy is equal to the death benefit minus the cash value, in thousands. The number of units at risk for each Rider is equal to the Face Amount, in thousands, for each Rider.

                                 Monthly deductions after the first policy month, for the benefit providing the Monthly Income for this Policy, will be equal to the deduction in the first month. Monthly deductions for the Monthly Income will cease after a total of 120 income payments have been made.

EFFECTIVE DATE                   This Rider becomes effective on the same date
                                 as the Policy unless a later date is shown here.



                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

                              /s/ JAMES W. DEDERER
                                    Secretary